Exhibit 10.18

Amendment to Joint Venture Agreement

As of November 8th, 2024, the contract entitled JOINT VENTURE AGREEMENT between the following parties: Safe and Green Development Corporation, a publicly traded Delaware corporation (“SGD”), of 100 Biscayne Boulevard, Suite 1201, Miami, Florida 33132, and Properties by Milk & Honey LLC, a Texas limited liability company (“Milk & Honey”), of 1716 W Loop P, Palmview, Texas 78572. The parties are hereinafter sometimes referred to together as the “Joint Venturers” or the “Parties” and individually as a “Joint Venturer” or “Party.

RECITALS

WHEREAS, the Parties entered into a Joint Venture Agreement dated September 2nd, 2024 (the “Original Agreement”), to establish a joint venture entity named Pulga Internacional LLC, a Texas Limited liability company, for the purpose of developing single-family homes in Texas; and

WHEREAS, the Parties desire to amend certain provisions of the Original Agreement to address decision-making in the event of a deadlock between the Parties, specifically revising Section 20 “Deadlock” to clarify that SGD shall have the exclusive right to either control the final decision or initiate a buyout of the other Party’s interest in the event of a deadlock; and

WHEREAS, the Parties have mutually agreed to amend the Original Agreement as set forth in this Amendment, effective as of the date written above.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree to amend the Original Agreement as follows:

ARTICLES

Section 20 “Deadlock” of the Original Agreement shall be deleted in its entirety and replaced with the following language:

i.	In the event that the Joint Venturers are divided on a material issue and cannot agree on the conduct of the business and affairs of the Joint Venture, a deadlock shall be deemed to have occurred. Upon the occurrence of a deadlock, SGD shall have the exclusive right to either: (a) make the final decision on the disputed matter in order to break the deadlock, or (b) elect to purchase the Joint Venture interest of the other Joint Venturer (hereinafter referred to as the “Other Party”). If SGD elects to purchase the Other Party’s interest, it shall notify the Other Party in writing, specifying a purchase price for the Other Party’s interest based on the agreed-upon valuation of $4,000,000.00 (the “designated price) for the Joint Venture assets.

ii.	The Other Party shall have the right only to accept SGD’s offer to sell its interest to SGD at this designated price and under the specified terms. SGD’s offer shall remain irrevocable for thirty (30) days, during which time the Other Party may respond in writing to accept the offer to sell its interest. If the Other Party does not respond within this period, it shall be deemed to have accepted SGD’s offer to purchase its interest under the specified terms. SGD shall have twenty (20) days from receipt of the Other Party’s written acceptance or the lapse of the thirty-day period to complete the purchase of the Other Party’s interest by paying the designated price and satisfying the purchase terms.

These changes are the only changes to the original contract. The entire remainder of the original contract remains in full force. This Amendment shall be effective once signed by both parties.

This Amendment shall be signed by the following representatives of the Parties:

SAFE AND GREEN DEVELOPMENT CORPORATION

By:	/s/ Nicolai A. Brune	Date:
Nicolai A. Brune
Chief Financial Officer

PROPERTIES BY MILK & HONEY LLC

By:	/s/ Matthew Pierson	Date:
Matthew Pierson
Manager